UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 9, 2016

Date of Report (Date of Earliest Event Reported)

HEWLETT PACKARD ENTERPRISE COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-37483	47-3298624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA		94304
(Address of principal executive offices)		(Zip code)

(650) 857-4044

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2016, the Board of Directors (the “Board”) of Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”) appointed Mary Agnes Wilderotter, Executive Chairman and former Chief Executive Officer of Frontier Communications Corporation, to serve as a director of Hewlett Packard Enterprise, effective February 10, 2016. In addition, Mrs. Wilderotter was appointed to serve as Chair of the Audit Committee of the Board, and to serve as a member of the Human Resources and Compensation Committee of the Board, effective as of the same date.

Mrs. Wilderotter will participate in the non-employee director compensation arrangements generally applicable to all Hewlett Packard Enterprise non-employee directors. Under the terms of those arrangements as currently in effect, Mrs. Wilderotter will receive, among other things (i) an annual cash retainer of $100,000, which she may elect to receive in the form of Hewlett Packard Enterprise securities, (ii) an annual equity retainer of $175,000 either in the form of restricted stock units or in equal amounts of restricted stock units and stock options, (iii) as Chair of the Audit Committee, an annual cash retainer of $25,000, (iv) $2,000 in cash for each Board meeting attended in excess of ten per Board year (which begins in March and ends the following February) and (v) $2,000 in cash for each meeting of a committee attended in excess of ten meetings of that committee per Board year. For her partial year of Board service, Mrs. Wilderotter’s cash retainers will be pro-rated and paid in the form of cash and her annual equity retainer will be pro-rated and paid in the form of cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT PACKARD ENTERPRISE COMPANY

DATE: February 11, 2016	By:	/s/ RISHI VARMA
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary